Contacts:	Fred Adams, Jr., Chairman and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES AGREEMENT
TO ACQUIRE ZEPHYR EGG COMPANY

JACKSON, Miss. (June 25, 2008) ― Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that the Company has reached an agreement to acquire the majority of the assets of Zephyr Egg Company, located in Zephyrhills, Florida. Zephyr Egg has been a major participant in the egg industry in Florida and the southeastern United States for over 40 years. The assets to be purchased by Cal-Maine include approximately two million laying hens in modern, in-line facilities, pullet growing facilities, two egg processing plants, a feed mill and a fleet of delivery trucks for both eggs and feed. In addition, the Company will acquire the Eggland’s Best™ franchise for southern Florida, certain flocks of contract laying hens, and Zephyr’s interest in American Egg Products, Inc., in which Cal-Maine already has a majority interest. The Company expects to close the transaction by the end of June 2008.

Commenting on the announcement, Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., said, “Cal-Maine Foods is very pleased to announce this acquisition. The Zephyr Egg operations have an excellent reputation, efficient operations and a well-established customer base. This acquisition will complement our existing operations in Florida and allow us to enhance service to our existing customers and attract additional customers in Florida and other southeastern markets. We look forward to the opportunity to continue to grow our business and provide greater value for our shareholders.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 • JACKSON, MISSISSIPPI 39207
PHONE 601-948-6813 FAX 601-969-0905